EXHIBIT 10.2

FIRST AMENDMENT TO

THE PHOENIX COMPANIES, INC.  STOCK INCENTIVE PLAN

As Amended and Restated Effective January 1, 2009

The Phoenix Companies, Inc. Stock Incentive Plan (the "Plan"), as amended and restated effective January 1, 2009, is amended, effective as of January 1, 2009, as follows:

1.

Section 2.1(g) of the Plan is amended by deleting the definition of “Change of Control Price” and inserting the definition of “Change in Control Settlement Value” to read as follows:

“(g)  "Change in Control Settlement Value" means, with respect to a share of Common Stock, the excess of the Change in Control Stock Value over the option price of the Option covering such share of Common Stock, provided that, (i) with respect to any Option which is an Incentive Stock Option, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option to continue to qualify as an Incentive Stock Option and (ii) in respect of that portion, if any, of any Option that had not become exercisable on or before December 31, 2004, the Change in Control Settlement Value shall not exceed the maximum amount permitted for such Option to remain exempt from Section 409A.”

2.

The current Sections 2.1(h) through (v) shall be re-lettered to 2.1(i) through (w) and the following definition of “Change in Control Stock Value” shall be inserted as Section 2.1(h):

“(h) "Change in Control Stock Value" means the value of a share of Common Stock determined as follows:

(i)

if the Change in Control results from an event described in clause (iii) of the Change in Control definition, the highest per share price paid for shares of
Common Stock of the Company in the transaction resulting

in the Change in
Control; or

(ii)

if the Change in Control results from an event described in clause (i), (ii), (iv) or
(v) of the Change in Control definition and no event described in clause (iii) of the Change in Control definition has occurred in connection with such Change in
Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change in Control as reported on the New York
Stock Exchange Composite Tape, or other national securities exchange or nationally recognized automated quotation system, on which the Common Stock is then principally traded or listed.”

3.

Section 8.1 of the Plan is amended in its entirety to read as follows:

“8.1 Accelerated Vesting and Payment.   Subject to the provisions of Section 8.2, in the
event of a Change of Control each Option shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and, in connection with such a
Change of Control, the Committee may, in its discretion, provide that each Option shall, upon the occurrence of such Change of Control, be canceled in exchange for a payment in an amount equal to the Change in Control Settlement Value.”

 IN WITNESS WHEREOF, this First Amendment to the Plan is adopted this 23rd day of December, 2008.

On Behalf of
Thee Phoenix Companies, Inc.
Benefit Plans Committee

/s/ BONNIE J. MALLEY
Bonnie J. Malley
Executive Vice President
Human Resources and Corporate Services